OFFICE LEASE

THIS OFFICE LEASE is entered into this 6th day of March, 2013, by and between FIRST INTERNET BANCORP, an Indiana corporation (the "Landlord"), and FIRST INTERNET BANK OF INDIANA (the "Tenant").

PART I

As used in this Lease, the following terms have the following respective meanings:

A.	The Premises

"Real Estate" — the real estate described and/or depicted on Exhibit A-1.

"Building" — the approximately 51,954 building located at 11201 USA Parkway, Fishers, Indiana.

"Leased Premises" — the portion of the Building consisting of approximately 15,254 square feet located on the top floor of the Building which is more particularly depicted on Exhibit A-2.

B.	Effectiveness

"Term" — approximately five (5) years, commencing on the Commencement Date and ending on the Expiration Date.

"Commencement Date" — the earlier of (i) Tenant's occupancy of the Leased Premises for business purposes or (ii) Landlord's Substantial Completion of the Leased Premises.

"Expiration Date" — the last day of the calendar month during which the fifth (5th) anniversary of the Commencement Date occurs.

"Scheduled Commencement Date" — May 1, 2013.

C.	Economic Provisions

"Minimum Rent" — the annual amounts set forth on Schedule I.

"Additional Rent" — the annual amount determined in accordance with Section 5.2 below.

"Cost Stop" — the annual amount of Operating Costs per each rentable square foot of the Building for the calendar year of 2013.

D.	Notice Addresses

"Landlord's Notice Address" — First Internet Bancorp, 8888 Keystone Crossing, Suite 1700, Indianapolis, Indiana, Attention:  David Becker, CEO.

"Tenant's Notice Address" — First Internet Bank of Indiana, 8888 Keystone Crossing, Suite 1700, Indianapolis, Indiana, Attention:  Kay Whitaker, CFO.

Part II of this Lease sets forth the controlling terms and conditions of this Lease.

PART II

ARTICLE 1
LEASE OF SPACE; GENERAL DEFINITIONS

1.2	Lease of Space. Landlord leases to Tenant and Tenant leases from Landlord, subject to the terms and conditions set forth in this Lease, the Leased Premises.

1.3	General Definitions. As used in this Lease, the following terms have the following respective meanings:

"ADA" — the American With Disabilities Act (42 U.S.C. §§ 12101, et seq.), together with the regulations and accessibility guidelines promulgated thereunder, as the same may be supplemented or amended from time to time.

"Additional Utility Consumption" — refers to any Utility Costs chargeable to Tenant under Sections 5.6, 5.7, and/or 5.8 of this Lease.

"Asset Sale" — the sale by Tenant of all or substantially all of its assets, including this Lease, to a single entity.

"Assignment by Operation of Law" — the transfer or assignment of this Lease as a result of a Merger, Asset Sale or Stock Sale.

"Common Areas" – shall have the meaning set forth in Section 7.1.

"Complete Destruction" — if the Building is damaged or destroyed by fire or other cause to such an extent that the cost of repair and restoration of the Building exceeds 30% of the amount it would cost to replace the Building in its entirety at the time such damage or destruction took place. The opinion of an architect or registered engineer selected by Landlord as to the costs of such repair, restoration or replacement shall be controlling upon both Landlord and Tenant.

"Cost Saving Installation" — a labor saving device, energy savings device or other installation, improvement or replacement which is installed or made primarily for the purpose of reducing Operating Costs, whether or not voluntary or required by government mandate.

"Default Damages" — all actual damages incurred by reason of an Event of Default (as defined in Section 10.2 below), excluding Rent and Reletting Costs, but including, without limitation:

(a)	the costs of recovering the Leased Premises and removing Tenant's property;

(b)	interest on unpaid Rent as provided in this Lease; and

(c)	Landlord's reasonable attorneys' fees and court costs.

"Environmental Laws" — all statutes, ordinances, rules, regulations, and orders relating to environmental quality, contamination, and cleanup of Hazardous Substances, including, without limitation: (a) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980; (b) the Resource Conservation and Recovery Act of 1976; and (c) state superlien and environmental cleanup statutes, as the foregoing may be supplemented, amended or modified from time to time.

"Essential Capital Improvement" — any of the following:

(a)	Cost Saving Installation; or

(b)	An installation or improvement to the Real Estate and/or Building required by reason of any Law, which requirement did not exist when the Building was constructed and is applicable to office buildings in the governmental jurisdiction in which the Building is located.

"Final Statement" — a statement of the actual Additional Rent payable by Tenant for any particular calendar year or partial calendar year during the Term, reflecting the credits due for amounts paid by Tenant as estimated payments in respect of Additional Rent for such calendar year or partial calendar year.

"Hazardous Substances" — means any substance identified in Section 101(14) of CERCLA and shall include petroleum and any fraction thereof and all other substances which are radioactive, toxic or hazardous to health or the environment, and all other substances that are or become, regulated by any Law.

"Insurance Requirements" — requirements of any and all insurance policies carried by Landlord under this Lease and/or relating to the Real Estate and/or Building.

"Law(s)" — all applicable statutes, ordinances, rules, regulations, orders or other mandates of any federal, state or local governmental, or quasi-governmental, authority, including, without limitation, (a) zoning ordinances, (b) Environmental Laws and (c) the ADA.

"Lease" — this Office Lease, as the same shall be amended from time to time.

"Merger" — the merger or consolidation of Tenant with one (1) or more entities or a liquidation of Tenant.

"Mortgagee" — any holder of a mortgage lien, or lienholder under any method of financing or refinancing, now or hereafter in force against Landlord's interest in the Real Estate and/or the Building.

"Normal Business Hours" shall be 7:30 a.m. to 5:30 p.m., Monday through Friday, and 7:30 a.m. to 1:30 p.m. on Saturday, exclusive of normal business holidays.

"Operating Costs" — for each calendar year during the Term or within which the Term commences or ends, shall mean any and all costs and expenses reasonably paid or incurred by Landlord in connection with the management, operation, security, maintenance and repair (including capital repairs) of the Real Estate, Building and/or the Common Areas, including (but not limited to) salaries, wages, benefits and related costs for employees directly providing or coordinating services at the Building; management fees, either as charged to Landlord by outside management companies or an amount not exceeding the amount typically charged by outside management companies if Landlord manages the Real Estate and Building itself or through an affiliated entity; charges for utilities and services for the Real Estate, Building and/or the Common Areas (including any taxes thereon); the cost of insurance required to be carried by Landlord under this Lease or which Landlord elects to carry with respect to the Real Estate and/or Building, including, without limitation, rent loss insurance; the amount of any commercially reasonable deductible or self insurance reserve payable by Landlord with respect to any damage to the Real Estate and/or Building or liability for injury (including death) to persons or damage to property for which Landlord may be liable; license, permit and inspections fees; the cost of maintenance and repair of Building systems and equipment (including replacement of components); the cost of supplies and materials used in the operation and maintenance of the Real Estate, Building and/or the Common Areas; the cost of providing trash removal, window cleaning, janitorial services, and alarm and security services; the cost of maintenance, repair, replacement (unless the same is determined to be an Essential Capital Improvement, in which case the cost shall be amortized as provided below), repaving and restriping of curbs, sidewalks, parking areas and landscaping located on the Real Estate (including removal of snow and ice); the cost of Building common area refurbishment (including, without limitation, replacement of floor and wall coverings, window treatments, furniture and decorative items); any amounts payable under any easement agreements and covenants, conditions and restrictions applicable to the Real Estate (as the same may be supplemented or amended from time to time); equipment rental; the amortized portion of any expenditure by Landlord for machinery and equipment used in the maintenance of the Real Estate, Building and/or the Common Areas (based on the useful life of such machinery and equipment for federal income tax purposes), together with interest on the unamortized balance thereof at a rate of interest reasonably determined by Landlord; the amortized portion of any capital expenditure for any Essential Capital Improvement (based on the useful life of such improvement as reasonably determined by an independent certified public accountant engaged by Landlord), together with interest on the unamortized balance thereof at a rate of interest reasonably determined by Landlord; costs relating to the financing of Essential Capital Improvements; and legal, accounting and consulting services incurred in connection with the management, operation, maintenance and repair of the Real Estate, Building and/or the Common Areas (except as otherwise provided below). Operating Costs shall not include the following: costs of utilities, services and other benefits directly charged to and paid by Tenant; capital expenditures (except as otherwise specifically provided above); accountant's fees related to the preparation of Landlord's financial statements; interest, principal, points and fees on any debt instrument encumbering all or any portion of the Real Estate and/or Building (except debt incurred in financing Essential Capital Improvements as specifically provided above); and Landlord's general and administrative expenses.

"Partial Destruction" — if the Building is damaged or destroyed by fire or other cause and such damage or destruction does not constitute a Complete Destruction.

"Payment Credit" — the resulting credit if Tenant's Cost Percentage of the actual Operating Costs and the actual Tax Costs for a particular calendar year or partial calendar year during the Term is less than the sum of (i) the amounts paid by Tenant pursuant to Section 5.2 below as estimated payments of Additional Rent for such year and (ii) the Stop Amount (as defined in Section 5.2 below).

"Payment Deficit" — the resulting deficit if Tenant's Cost Percentage of the actual Operating Costs and the actual Tax Costs for a particular calendar year or partial calendar year during the Term is more than the sum of (i) the amounts paid by Tenant pursuant to Section 5.2 below as estimated payments of Additional Rent for such year and (ii) the Stop Amount.

"Purchaser" — any entity(ies) and/or person(s) that obtains control of Tenant as a result of a Stock Sale.

"Reletting Costs" — all reasonable and customary expenses incurred by Landlord in connection with repossession, removal and reletting of the Leased Premises in accordance with Sections 10.2 and/or 10.3, including, without limitation, any reasonable alterations and/or repairs to the Leased Premises, or any allowance relating to the same, deemed necessary or advisable by Landlord in connection with reletting, any lease commission and other fees or forms of compensation payable to brokers, and any attorneys' fees and court costs payable in connection with reletting.

"Rent" — the sum of the Minimum Rent, the Additional Rent and all additional sums, charges or amounts of whatever nature to be paid by Tenant to Landlord in accordance with the provisions of this Lease, whether or not such sums, charges or amounts are referred to herein as rent.

"Rules" — any and all Building rules and regulations and other written directions of Landlord, as to which Landlord has given written notice to Tenant, subject to Section 4.1 hereof.

"Stock Sale" — any sale, transfer, or issuance of stock in Tenant to another: (a) entity; (b) group of related entities; (c) person; and/or (d) group of related persons, or any change in ownership or power to vote a majority of Tenant's voting stock or any change in ownership or control of Tenant or a beneficial interest therein.

"Substantial Completion" or "Substantially Completed" — refers to the date on which:

(a)	all Building services described in Section 6.1 are being provided; and

(b)	Landlord has completed the Work, subject to the Punch List Items that will be set forth in the Letter Agreement (as such terms are referenced or defined in Section 2.3 or the Letter Agreement, as applicable).

It is expressly understood that Substantial Completion may occur or may have occurred for purposes of this Lease at a time when work is continuing with respect to completion of the Leased Premises not required for the use of the Building by Tenant for purposes permitted by the following Section 4.1.

"Tax Costs" — for each calendar year during the Term or within which the Term commences or ends, shall mean the sum of the following: all currently due installments of ad valorem property taxes and assessments levied upon or with respect to the Real Estate, Building or Leased Premises, and all taxes, levies and charges that may be levied or imposed by any governmental authority in replacement of, in lieu of, or in addition to ad valorem property taxes, in whole or in part, including, without limitation, a state or local option tax designed for property tax relief purposes, or a license or franchise fee measured by rents received from the Building, or otherwise measured or based upon Landlord's interest in the Real Estate, Building or Leased Premises; personal property taxes, assessments, fees and charges with respect to personal property and equipment owned by Landlord and located on or used in connection with the management, operation, maintenance and repair of the Real Estate and/or Building; and all reasonable and customary costs and expenses (including, without limitation, attorneys' fees) associated with appeals of property tax assessments or otherwise. However, Tax Costs shall not include any federal or state income tax.

"Tenant's Cost Percentage"  —  means 29.361%.

"Utility Costs" — all utility expenses or charges which are not directly charged to and paid by Tenant and incurred by Landlord in the furnishing of heat, ventilation, air conditioning, water and sewer services, electricity, gas and other utility services, to the Real Estate, the Building, the Common Areas or Leased Premises, including, without limitation, the cost of installing any additional facilities that may be necessary to furnish to the Leased Premises any excess power that may be required by Tenants.

Article 2
CONSTRUCTION AND PREPARATION OF LEASED PREMISES

2.1	Workletter Agreement. Landlord shall perform, or cause to be performed, all work required to be performed by Landlord pursuant to the Workletter Agreement.

2.2	Time for Substantial Completion. Subject to delays resulting from Tenant Delays (as that term is defined in the Workletter Agreement), Landlord shall use commercially reasonable efforts to cause the Leased Premises to be Substantially Completed according to the Plans (as that term is defined in the Workletter Agreement) on or before the Scheduled Commencement Date. Notwithstanding anything to the contrary set forth herein (including the fact that the Term has not commenced), the obligation of the Tenant to pay Minimum Rent and Additional Rent hereunder shall commence on the date, as reasonably determined by Landlord, on which the Leased Premises would have been Substantially Completed but for Tenant Delays. Landlord shall provide Tenant with not less than five (5) days' advance written notice of the estimated date of Substantial Completion if such date varies by more than five (5) days from the Scheduled Commencement Date. In the event Landlord fails to provide such notice, and if such notice is required, the date of Substantial Completion shall not be earlier than ten (10) days from the date of such notice from Landlord.

2.3	Acceptance of Leased Premises. Upon Substantial Completion of the Leased Premises, and prior to Tenant's occupancy thereof, Tenant shall deliver to Landlord a letter agreement in the form attached hereto as Exhibit C (the "Letter Agreement"). By its execution of the Letter Agreement and occupancy of the Leased Premises, Tenant shall be deemed to represent and certify that it has examined the Leased Premises and that it thereby accepts the Leased Premises in its condition at the time, subject to latent defects which could not be reasonably observed by a professional inspection of the Leased Premises, Punch List Items (as that term is defined in the Workletter Agreement) set forth in the Letter Agreement, and Landlord's obligations set forth in Section 6.6. Landlord shall review the Punch List Items with Tenant and correct all undisputed Punch List Items within thirty (30) days after receipt of the Letter Agreement; provided that, if any Punch List Item cannot be corrected within such thirty (30) day period despite reasonable diligence by Landlord, then, so long as Landlord commences correction of such Punch List Item within such thirty (30) day period and diligently pursues such correction to completion, no default by Landlord shall be deemed to have occurred. Except as expressly provided above, Tenant, by occupying the Leased Premises, is accepting the same in its "as-is" condition, without warranties of any type, expressed or implied.

2.4	Delayed Completion. If the Leased Premises is not Substantially Completed on or before the Scheduled Commencement Date; then, except as otherwise provided in Section 2.2 with respect to delays in Substantial Completion of the Leased Premises caused by Tenant Delays, (a) as Tenant's sole and exclusive remedy, the obligation of Tenant to pay Rent shall not commence until the date the Leased Premises is Substantially Completed (or such earlier date as Tenant occupies the Leased Premises); and (b) Landlord shall not be liable to Tenant for any loss, cost or damage arising from such delay.

Article 3
TERM

3.1	Occupancy and Term. The Term of this Lease shall commence on the Commencement Date. To evidence establishment of the Commencement Date and the Expiration Date, Landlord and Tenant promptly shall execute the Letter Agreement.

3.2	Surrender of Leased Premises. Upon the expiration of the Term or earlier termination of this Lease, Tenant shall remove (a) all of its furniture, office equipment, trade fixtures and equipment and other unattached and moveable personal property, if any, (b) any items or improvements which Landlord indicated in its written approval of Tenant's Plans that Tenant would be required to remove on or before the expiration of the Term or earlier termination of this Lease, and (c) all telephone and computer/data equipment and wiring installed by Tenant, and shall surrender the Leased Premises to Landlord together with all improvements made to the Leased Premises, whether made by Tenant or Landlord, other than the improvements to be removed by Tenant as provided in the preceding clauses (b) and (c), all in good condition, excepting ordinary wear and tear, damage by the elements, fire or other casualty which Landlord is obligated to repair, and condemnation. Tenant, at its expense, promptly shall repair any damage to the Leased Premises caused by such removal. Any property of Tenant not removed within ten (10) days after the expiration of the Term or earlier termination of this Lease shall be deemed, at Landlord's option, to be the property of Landlord, and Landlord shall have the right, at Tenant's expense, to remove, store, or dispose of such property in such manner as Landlord deems appropriate in its sole discretion and without liability to Tenant.

3.3	Holding Over. If Tenant occupies the Leased Premises after the expiration of the Term or earlier termination of this Lease with Landlord's consent, then: (a) a tenancy from month to month shall be created; and (b) Tenant shall pay to Landlord, for each month of such possession, one hundred fifty percent (150%) of the full amount of the monthly installment of Minimum Rent in effect immediately prior to the expiration of the Term or earlier termination of this Lease. If Tenant occupies the Leased Premises after the expiration of the Term or earlier termination of this Lease without Landlord's consent, Tenant shall be deemed a tenant at sufferance subject to immediate eviction and shall: (a) pay to Landlord, for each day of such possession, the greater of: (i) the prevailing rent for similar premises; or (ii) two hundred percent (200%) of the amount of the Minimum Rent in effect immediately prior to the expiration of the Term or earlier termination of this Lease; computed on a daily basis; and (b) indemnify Landlord against any and all loss, claims, and damages sustained by Landlord by reason of the occupancy by Tenant of the Leased Premises. The amounts payable by Tenant during any period of holding over, either with or without Landlord's consent, shall: (a) include any Additional Rent, which shall apply as provided for in this Lease on the same basis as during the Term; and (b) be payable, except as otherwise provided in this Article 3, on the same terms and conditions as during the Term.

Article 4
USE OF LEASED PREMISES

4.1	Use. Tenant shall use the Leased Premises solely for general office uses to the extent permitted by applicable laws, ordinances and restrictions of record and for no other purpose. Landlord shall have the right, from time to time, to promulgate the Rules; provided that the Rules do not: (a) increase or enlarge the financial obligations of Tenant hereunder; (b) materially impair the use and enjoyment by Tenant of the Leased Premises as provided above; or (c) materially limit the rights or privileges granted to Tenant hereunder. In the event of a conflict between the terms of this Lease and the terms of the Rules, the terms of this Lease shall control.

4.2	Safe and Prudent Use of Leased Premises. Tenant's use of the Leased Premises at all times shall be safe, prudent, and in compliance with the Laws, the Insurance Requirements, and the Rules. Tenant shall not: (a) commit or permit waste or damage to the Leased Premises; (b) improperly store any Hazardous Substances, or otherwise permit or suffer any nuisance or hazardous or unsafe condition to occur or exist on the Leased Premises; (c) create or permit any obstruction, injury, or annoyance to, or interference with, other tenants; or (d) cause or permit Tenant's agents, employees, contractors, invitees, or licensees to violate or breach the Laws, the Insurance Requirements, or the Rules.

4.3	Signs and Window Coverings. Tenant shall not affix or cause to be affixed to the Real Estate or the exterior of the Building (including the inside and outside of the windows), or the interior of the Building, to the extent visible from the exterior of the Building, any sign, insignia, advertisement, notice, or decoration without Landlord's written consent, which consent may be granted or withheld in Landlord's sole discretion. Window coverings installed by Tenant shall require the prior approval of Landlord in accordance with Section 6.3 below and shall conform to the control standard and uniform style established for the Building. All window coverings shall become the property of Landlord and shall remain upon the Leased Premises, and be surrendered with same, upon the expiration or earlier termination of this Lease.

4.4	Floor Loads. Tenant shall not overload the floors of the Leased Premises beyond their designed weight-bearing capacity. Landlord reserves the right to direct the positioning of all heavy equipment, furniture and fixtures which Tenant desires to place in the Leased Premises so as to distribute properly the weight thereof. Landlord may require the removal of any equipment or furniture which exceeds the weight limits of the Building.

Article 5
RENT

5.1	Payment of Minimum Rent. Tenant shall pay the monthly installment of Minimum Rent without notice or demand, in advance on the first day of each calendar month during the Term, commencing on the Commencement Date. If the Commencement Date is not the first day of a calendar month, then there shall be added to the payment due on the first day of the following month an additional amount for the partial month in which the Commencement Date occurs, calculated by pro-rating the monthly installment of Minimum Rent based upon the number of days within the calendar month in which the Commencement Date occurs as shall fall within the Term.

5.2	Computation and Payment of Additional Rent. For each calendar year during the Term or within which the Term commences or ends, Tenant shall pay to Landlord as "Additional Rent" an amount equal to the product of (a) Tenant's Cost Percentage, multiplied by (b) the sum of the Operating Costs and Tax Costs for such calendar year, reduced by the Cost Stop. Tenant shall pay to Landlord each month, in advance, at the same time as Minimum Rent is due, as estimated payments of Additional Rent, an amount equal to one-twelfth (1/12) of the amount estimated by Landlord in accordance with the following Section 5.3 as the Additional Rent payable by Tenant for the calendar year in which such month falls. If the Commencement Date is not the first day of a calendar month, then the monthly installment payment of estimated Additional Rent for the calendar month in which the Commencement Date occurs shall be prorated based on the number of days within such calendar month as shall fall within the Term and such prorated payment for such initial partial month shall be added to the monthly installment of estimated Additional Rent payable on the first day of the following month. Except as hereinafter provided in this Section 5.2, reconciliation of the actual amount payable by Tenant as Additional Rent for each calendar year or partial calendar year during the Term and Tenant's estimated payments in respect of such Additional Rent shall be made in accordance with the following Section 5.4. Subject to the penultimate sentence of this Section, if this Lease shall expire or terminate on a date other than December 31 of any year, then Tenant shall pay on the first day of the last month of the Lease, the full amount of its unpaid Additional Rent for such partial calendar year, calculated on the basis of: (i) actual Operating Costs and Tax Costs incurred or accrued for such calendar year through the end of the month prior to the month of expiration or termination; plus (ii) estimated additional Operating Costs and Tax Costs to be incurred or accrued for the period from the beginning of the month of expiration or termination to the date of expiration or termination), and reflecting a credit to Tenant for amounts paid by Tenant, if any, as estimated Additional Rent, as provided in Section 5.3 below, for the calendar year in which the Lease terminates; and upon such payment, Tenant and Landlord shall have no further obligation hereunder for the payment or reconciliation (pursuant to Section 5.4) of Additional Rent for the calendar year in which the Lease expires or terminates. If the amounts so paid by Tenant as estimated Additional Rent for the calendar year in which the Lease expires or terminates exceed the amount calculated under the preceding sentence, then the excess shall be refunded to Tenant promptly following the expiration or termination of this Lease, subject, however, to all other provisions of this Lease. At Landlord's option, the calculation and payment of the Additional Rent payable by Tenant for the calendar year in which the Lease expires or terminates shall be postponed and made on the basis of the actual year-end Operating Costs and Tax Costs in accordance with Section 5.4, and pro-rated based upon the number of days in the calendar year as preceded the Lease expiration or termination. Tenant's and Landlord's obligation to make such payment shall survive the expiration or earlier termination of this Lease.

5.3	Statements of Estimated Additional Rent. On or before November 1 of each calendar year during the Term, Landlord shall deliver to Tenant a statement of the Additional Rent, if any, estimated for the ensuing calendar year or part thereof during the Term, showing the estimated aggregate Operating Costs and Tax Costs for such calendar year and the computation of the estimated Additional Rent after deduction of the Cost Stop payable by Tenant for such calendar year or part thereof during the Term. Neither Landlord's failure to deliver, nor the late delivery of, any such statement shall constitute a default by Landlord or relieve Tenant of its obligation to pay Additional Rent for any calendar year or partial calendar year during the Term. If at any time during any calendar year of the Term the amount(s) and/or the rates for any item(s) of Tax Costs or Operating Costs are increased or decreased to a rate(s) or amount(s) in excess of or less than the rate(s) or amount(s) used in calculating the estimated Tax Costs and Operating Costs for such calendar year, the monthly installments of estimated Additional Rent payable by Tenant to Landlord for the remainder of such calendar year may be increased or decreased, as applicable, upon written notice from Landlord to Tenant (the "Adjustment Notice"); provided, however, that Landlord may give an Adjustment Notice no more than twice during any calendar year. Payment of such adjusted monthly installments of Additional Rent shall commence with the first monthly payment of estimated Additional Rent required to be made by Tenant after receipt of the Adjustment Notice.

5.4	Final Statements. On or about May 1 of each year during the Term, Landlord shall deliver to Tenant a Final Statement. If Tenant has a Payment Deficit, then Tenant shall pay the full amount of the Payment Deficit to Landlord within thirty (30) days after Landlord delivers to Tenant the Final Statement for the previous year. Any payment not made within such thirty (30) day period shall be a late payment as provided in Section 5.10. Conversely, if: (a) Tenant has a Payment Credit; and (b) there is no Event of Default or any event which, with the passage of time or giving or notice, would be an Event of Default; then Landlord shall offset such amount against the next installment of Rent due under the Lease, unless the Lease has expired or has been terminated (and all Rent due under the Lease been paid), in which event such sums shall be refunded to Tenant with the Final Statement. Landlord's and Tenant's obligations to reconcile shall survive the expiration or termination of this Lease. Landlord's failure to deliver a Final Statement to Tenant shall not relieve Tenant of any of its obligations to pay Additional Rent. Where only a portion of a calendar year falls within the Term, Tenant's Additional Rent for such partial calendar year shall be prorated based on the number of days of such calendar year as shall fall within the Term.

5.5	Records and Audits. Landlord shall keep accurate books and records relating to Tax Costs and Operating Costs. Such books and records shall be made available for inspection and audit by Tenant or its representatives at Landlord's principal office or other location acceptable to Tenant during regular business hours on reasonable prior notice. A Final Statement shall be final and not subject to dispute or audit unless a request to audit said Final Statement is made by Tenant to Landlord within ninety (90) days after its delivery to Tenant and completed within thirty (30) days of Tenant's request. Any such audit shall be conducted by Tenant's employees or by a certified public accountant practicing in the Indianapolis area (who is not paid on a contingency basis) and shall be at the expense of Tenant, unless it discloses an overstatement of Tax Costs and Operating Costs for a calendar year of five percent (5%) or more, in which case Landlord shall reimburse Tenant for the costs of such audit within thirty (30) days after request by Tenant to Landlord for reimbursement of such costs. Any adjustments to the payment of Additional Rent, as disclosed by the audit, shall be paid by the Landlord to Tenant if the audit disclosed that the Tax Costs or Operating Costs were overstated, or shall be paid by Tenant to Landlord if the audit disclosed Tax Costs or Operating Costs were understated, within thirty (30) days of the receipt of the audit by the applicable party. Landlord shall be entitled to have the audit reviewed by its accountant and the party preparing the audit and Landlord's accountant shall mutually resolve any dispute regarding the same. If they cannot reach agreement, a third party accountant selected by Tenant from a panel of five (5) chosen by Landlord shall make a final determination as to such disputed matter. The cost of the third accountant shall be divided between Landlord and Tenant unless the overstatement of the Tax Costs and Operating Costs was in excess of five percent (5%), in which case the cost shall be paid as set forth above.

5.6	Utility Requirements. Tenant shall pay any Utility Costs incurred by Landlord.

5.7	Additional HVAC Units. If Tenant maintains or installs (subject to Landlord's approval as provided in Section 6.3) separate HVAC unit(s) in the Leased Premises, then Tenant shall, at its own cost and expense, throughout the Term, keep in place a maintenance contract for all such HVAC units, providing for periodic inspections and maintenance of the same, consistent with the manufacturer's recommendations and the customary practice of heating and cooling contractors. The contract shall be with a professional heating and cooling company reasonably acceptable to Landlord.

5.8	Additional Services and Expenses. Landlord shall not be obligated to furnish any services or utilities other than those specified in Section 6.1.

5.9	Place of Payment. All Rent payments shall be made to Landlord, and shall be sent to Landlord at Landlord's Notice Address or at such other place as Landlord shall from time to time designate in writing. All Rent shall be paid without relief from valuation and appraisement laws.

5.10	Late Payments. If any payment of Rent is not received by Landlord by the date due, then Tenant shall pay to Landlord on demand an administrative fee of Two Hundred Dollars ($200.00). In addition, Tenant shall pay to Landlord interest on the unpaid Rent from the date due to the date of payment at the rate as provided in the following Section 10.9. Amounts recoverable from Tenant pursuant to this Section shall be: (a) in addition to, and not in lieu of, any other right or remedy that Landlord may have hereunder, at law, or in equity; and (b) payable by Tenant, even if: (i) Landlord has not notified Tenant of the unpaid Rent; and (ii) there is not an Event of Default with respect to the unpaid Rent.

Article 6
SERVICES, ALTERATIONS, MAINTENANCE AND REPAIRS

6.1	General Services. Subject to the provisions contained elsewhere in this Article 6 and in Article 10, and subject to reimbursement therefor as part of Operating Costs as provided above, Landlord shall cause the following services to be furnished during the Term to the Building (the "Services"): (i) water for drinking, toilet purposes and sewer services on a twenty-four (24) hour, three hundred sixty-five (365) day a year basis; (ii) electricity on a twenty-four (24) hour, three hundred sixty-five (365) day a year basis; (iii) heating, ventilating and air conditioning, as required for the comfortable use and occupancy of the Building as are customarily furnished by comparable buildings in the Indianapolis metropolitan area; provided, however, that heating, ventilating and air conditioning service to Building at times other than Normal Business Hours shall be furnished only upon the written request of Tenant delivered to Landlord on or before 4:00 p.m. one (1) business day prior to the date such service is required; (iv) janitorial and cleaning services as are customarily furnished in comparable buildings in the Indianapolis metropolitan area; and (v) normal trash removal services as are customary for comparable buildings in the Indianapolis metropolitan area. Tenant, at its cost and expense, shall obtain and pay for all telephone services and computer/data services furnished to the Leased Premises.

6.2	Suspension of Services. Landlord reserves the right to suspend provision of the Services, and to modify or make substitutions as to the nature, kind, quantity or character of the Services provided, when necessary or advisable by reason of governmental regulations, civil commotion, strike or riot, fire or other accident or emergency, or for necessary repairs, alterations, or improvements, or if any Service may not be reasonably available on account of energy shortages or for any other reason beyond the power or control of Landlord. No suspension, modification or substitution of any Service by Landlord, and no interruption of any Service by reason of governmental regulations, civil commotion, strike or riot, fire or other accident or emergency, or for repairs, alterations or improvements, shall constitute an actual or constructive eviction in whole or in part, or entitle Tenant to any abatement or diminution of Rent, or relieve Tenant from any of Tenant's obligations under this Lease or impose any liability upon Landlord or its agents by reason of inconvenience or annoyance to Tenant or injury to or interruption of Tenant's business or otherwise; provided that: (a) in the event of a suspension or interruption of any Service required by Tenant for the use of the Leased Premises, Landlord shall use commercially reasonable efforts to restore or reinstate the suspended or interrupted Service; and (b) in the event of a suspension or interruption of any Service required for the use of the Leased Premises that: (i) results solely from the negligence of Landlord; and (ii) continues for seven (7) consecutive days without restoration or reinstatement; then, subject to the last sentence of this Section 6.2, the Minimum Rent herein provided shall be abated from the date that is seven (7) days after such Service is suspended or interrupted until the date on which the Service is restored or reinstated so that Tenant is able to use the Leased Premises. Notwithstanding the above, in the event that Landlord is entitled to receive reimbursement of any Rent lost due to an interruption in or a suspension of Services under any rent loss insurance policy which Landlord then has in place, Landlord shall file a claim for such loss and, to the extent that Landlord actually receives insurance proceeds related to such claim which are allocated to Tenant's Rent, as reasonably determined by Landlord, Tenant shall not be obligated to pay any such Rent for which Landlord has received reimbursement. The foregoing shall not, however, create any obligation on the part of Landlord to maintain any rent loss insurance. In no event, however, shall Tenant be entitled to the abatement of any Rent if Tenant is able to operate its business in the Leased Premises.

6.3	Tenant Alterations; Prior Approval by Landlord Required. Following Substantial Completion of the Leased Premises, any alterations, improvements, additions, changes or modifications to the Leased Premises, except for minor decorating or cosmetic alterations not affecting the structure of the Building or its internal services or its exterior appearance or its interior appearance, if observable from outside of the Building, may be made only by Landlord or someone under Landlord's direction at the sole expense of Tenant and subject to the prior written approval by Landlord of all such alterations, improvements, additions, changes and modifications, including (without limitation) approval of the plans, specifications and materials therefor. All alterations, additions, repairs, modifications, changes and improvements to the Leased Premises shall be done in a good and workmanlike manner and shall not in any way affect the structure of the Building.

6.4	Tenant Alterations; Property of Landlord. All alterations, additions, repairs, modifications, changes and improvements to the Leased Premises shall be and remain the property of Landlord, except unattached trade fixtures and equipment, office furniture and office equipment, and other unattached and moveable personal property, and except improvements to be removed by Tenant as provided in Section 3.2.

6.5	Liens. Tenant shall not suffer or cause the filing of any mechanic's lien against the Leased Premises or the Real Estate or Building. If any mechanic's lien is filed against the Leased Premises or the Real Estate or Building or any part thereof for work claimed to have been done for, or materials claimed to have been furnished to, Tenant, then Tenant shall cause such mechanic's lien to be discharged of record by bonding or as provided or required by Law by the earlier of (a) forty-five (45) days after notice of the filing or (b) within twenty (20) days after notice of the filing of an action to foreclose such lien is provided to Tenant. Tenant shall indemnify and hold harmless Landlord from and against any and all claims, judgments, liabilities, losses, costs, and expenses (including, without limitation, reasonable attorneys' fees and court costs) incurred by Landlord as a result of, or in connection with, any such mechanic's lien. All liens suffered or caused by Tenant shall attach to Tenant's interest only. Nothing in this Lease shall be deemed or construed to constitute consent to, or request of, any party for the performance of any work for, or the furnishing of any materials to, Tenant, nor as giving Tenant the right or authority to contract for, authorize, or permit the performance of any work or the furnishing of any materials that would permit the attaching of a mechanic's lien to Landlord's interest.

6.6	Maintenance by Landlord: All maintenance, repairs and replacements to the Common Areas and/or the Building (excluding trade fixtures and equipment, office equipment and furniture and furnishings, any additional HVAC units installed pursuant to Section 5.7, the maintenance, repair and replacement of which shall be the sole responsibility of Tenant under the provision of the following Section 6.7 of this Lease), and the Building systems and equipment (including mechanical systems and equipment) shall be the responsibility of Landlord, subject to reimbursement therefor as part of Operating Costs to the extent provided above. Landlord shall keep the same in good condition, order and repair at all times during the Term. Notwithstanding the foregoing, Tenant shall pay for all repairs or replacements resulting from the negligence or willful misconduct of Tenant or its subtenants or other occupants of the Leased Premises or the respective agents, employees, contractors or invitees of any of the foregoing, to the extent the same is not reimbursed by Landlord's insurance.

6.7	Maintenance by Tenant. Tenant shall make all repairs to the Leased Premises not required to be made by Landlord pursuant to the preceding Section 6.6 and shall be responsible for any redecorating, recarpeting, remodeling, alteration and painting required by Tenant during the Term (other than the initial leasehold improvements to be performed by Landlord pursuant to the Workletter Agreement).

Article 7
COMMON AREAS

7.1	Control by Landlord. All driveways, entrances, exits, aisles, parking spaces, truck-ways, and pedestrian sidewalks, pathways and ramps located on the Real Estate (collectively, "Common Areas") shall be available for the non-exclusive use, in common, of Tenant, all other tenants of the Building, Landlord and all other occupants of the development of which the Leased Premises are a part and their respective employees, guests and invitees, subject to any covenants or restrictions in any ground lease, underlying lease, easements, agreements, declarations or any other recorded documents applicable to the Real Estate or such Common Areas (the "Covenants"). Such Common Areas at all times shall be subject to regulation and management by Landlord and others entitled to regulate the same pursuant to the Covenants, and Tenant agrees to abide by the Rules, or by any rules or use limitations now or hereafter in place pursuant to the Covenants, and to use its best efforts to cause its employees, guests and invitees to do the same.

7.2	Changes in Building and Common Areas. Landlord reserves the right, at any time, without the same constituting an actual or constructive eviction, and without incurring any liability to Tenant therefor, (i) to remove, add, improve, repair and close, on a temporary basis, the Common Areas or any part thereof; (ii) to change the name, address, number or designation by which the Building or the Real Estate commonly is known; and (iii) to take such other actions as Landlord deems necessary or desirable with a view to the convenient use of the Common Areas. Notwithstanding anything to the contrary set forth herein, Landlord shall not exercise the rights reserved to it in this Section in a manner that: (a) reduces the number of parking spaces available to the Building during Normal Business Hours to fewer than that required under the applicable land use ordinance; or (b) denies reasonable access to the Leased Premises.

Article 8
ASSIGNMENT AND SUBLETTING

8.1	Landlord's Consent Required. Tenant shall not assign, mortgage, encumber or transfer this Lease, or sublet the Leased Premises, in whole or in part, nor grant a license or concession in connection therewith, without the prior written consent of Landlord, which consent may be withheld in Landlord's sole discretion. This prohibition shall include any act that has the effect of an Assignment by Operation of Law. The consent by Landlord to any assignment or subletting shall not constitute a waiver of the requirement for such consent to any subsequent assignment or subletting.

8.2	Notification of Landlord. In the event that Tenant desires to assign this Lease or sublet the Leased Premises, in whole or in part, Tenant shall:

(a)	notify Landlord of the name of the assignee, subtenant or the Purchaser, if a Stock Sale, the names of the officers and controlling shareholders or partners of the assignee, subtenant or Purchaser and the nature of the assignee's or subtenant's business; and

(b)	provide to Landlord upon request current certified financial records of the assignee or subtenant and any other information concerning the assignee, subtenant or Purchaser that Landlord may reasonably request.

8.3	Response by Landlord. Within fifteen (15) business days after receipt of the last to be received of such notice, financial records and other information, Landlord shall respond to Tenant's request for consent to the proposed assignment or sublease. In any event, Tenant shall remain fully liable to perform all of the terms and conditions of this Lease.

8.4	Excess Consideration on Assignment or Subletting. In the event Landlord consents to Tenant assigning or subletting all or a portion of the Leased Premises, fifty percent (50%) of the amount by which any rent accruing to Tenant as the result of such subletting in excess of the rent then being paid by Tenant with respect to the subleased premises and any other economic consideration received or to be received by Tenant in connection with any subletting or assignment, which exceeds all costs and expenses incurred by Tenant in connection with such sublease or assignment, including (but not limited to) brokerage commissions, attorneys' fees, and costs of tenant improvements, relocation payments and other concessions payable to the subtenant or assignee, shall be paid to Landlord as Rent within ten (10) business days following receipt thereof by Tenant.

Article 9
INSURANCE AND INDEMNIFICATION

9.1	Property Insurance; Landlord's Responsibility. Landlord shall carry at all times during the Term of this Lease a policy of insurance that insures the Building against loss or damage by fire or other perils against which insurance is afforded by a standard "all-risk" coverage insurance policy; provided that Landlord shall not be responsible for, and shall not be obligated to insure against, any loss of or damage to any personal property of Tenant or that Tenant may have in the Building or on the Leased Premises, or personal property of others in, on or about the Leased Premises, including any trade fixtures or equipment or office equipment installed by Tenant on the Leased Premises, or any additional improvements that Tenant may construct in the Building, and Landlord shall not be liable for any loss or damage to such property. Landlord may, at its election, carry any additional insurance which it determines is appropriate for the operation of the Building, including, without limitation, rent loss insurance.

9.2	Property Insurance; Tenant's Responsibility. Tenant, at its expense, shall carry at all times during the Term of this Lease one (1) or more policies of fire and "all-risk" coverage insurance policy with respect to any property located in, on or about the Leased Premises in which Tenant has an insurable interest as reasonably required to protect and insure Tenant's interest in such property.

9.3	Liability Insurance; Landlord's Responsibility. Landlord shall keep in full force and effect during the Term of this Lease commercial general liability insurance with respect to the operation of the Building by Landlord having a minimum limit of combined coverage of bodily injury and property damage of not less than Three Million Dollars ($3,000,000); provided, however, that Landlord may elect to self-insure the risks provided for hereunder and in Section 9.1.

9.4	Liability Insurance; Tenant's Responsibility. Tenant, at its sole expense, shall keep in full force and effect during the Term of this Lease one (1) or more policies of commercial general liability insurance with respect to the Leased Premises and Tenant's use and occupancy thereof protecting Landlord and Tenant from all causes, including their own negligence, naming Landlord as an additional insured and having a minimum limit of combined coverage of bodily injury and property damage of not less than Three Million Dollars ($3,000,000). The company or companies issuing such policies of insurance shall be reasonably approved by Landlord. Such insurance policies required to be maintained by Tenant under this Lease shall contain a clause that the insurer will not cancel or change the insurance without first giving Landlord and Tenant thirty (30) days' prior notice. Tenant shall deliver to Landlord a copy of the policy or a certificate of insurance maintained by Tenant pursuant to this Section 9.4 and Section 9.2 above.

9.5	Mutual Waiver of Subrogation. Landlord and Tenant hereby release each other and each other's employees and agents from any and all liability for any loss of or damage to the Leased Premises, the Building or personal property within the Building by reason of fire or other peril to the extent that the same is insured or required by this Lease to be insured against under a standard fire and "all-risk" coverage insurance policy, regardless of cause, including the negligence of Landlord or Tenant or their respective employees, agents, customers and invitees, and agree that such insurance carried by either of them shall contain a clause whereby the insurer waives its right of subrogation against the other party. Because the provisions of this Section 9.5 are intended to preclude the assignment of any claim mentioned herein by way of subrogation or otherwise to an insurer or any other person, each party to this Lease shall give to each insurance company that has issued to it one (1) or more policies of fire and "all-risk" coverage insurance notice of the provisions of this Section 9.5 and have such insurance policies properly endorsed, if necessary, to prevent the invalidation of such insurance by reason of the provisions of this Section 9.5.

9.6	Tenant's Property. Notwithstanding anything in this Lease to the contrary, Tenant shall bear the risk of any loss or damage to its property, regardless of the cause of the same, including, without limitation, Landlord's negligence; and Tenant hereby releases Landlord from any and all liability for the same.

9.7	Tenant's Indemnification of Landlord. Subject to the terms and conditions of Section 9.5, Tenant shall indemnify Landlord and hold it harmless from any and all liability for any loss of or damage or injury to any person (including death resulting therefrom) or property occurring in, on or about the Leased Premises, regardless of cause, except to the extent caused by the sole negligence or willful misconduct of Landlord or its employees, agents or contractors.

9.8	Obligation to Indemnify; Duties Included. Any obligation to indemnify Landlord under this Lease shall include the duty to defend against any claims asserted by reason of such loss, damage or injury with counsel reasonably acceptable to Landlord and to pay any judgments, settlements, costs, fees and expenses, including reasonable attorneys' fees, incurred in connection therewith.

Article 10
TERMINATION AND DEFAULT

10.1	Default by Tenant; When Notice Required. Each of the following shall be deemed a default by Tenant:

(a)	Tenant's failure to pay Rent as herein provided when due and the continuance of such default for ten (10) days after the due date therefore;

(b)	Tenant's failure to perform any other term, condition or covenant of this Lease to be observed by Tenant and the continuance of such default after ten (10) days' written notice from Landlord to Tenant (except in the event such default is of a nature as not to be reasonably susceptible to cure within said ten (10) day period, in which case the period of cure shall be extended so long as Tenant commences its efforts to cure within said ten (10) day period and thereafter diligently pursues and completes such cure within sixty (60) days after such written notice);

(c)	Tenant's vacation or abandonment of the Leased Premises;

(d)	The sale of Tenant's leasehold interest hereunder pursuant to execution;

(e)	The adjudication of Tenant as a bankrupt;

(f)	The making by Tenant of a general assignment for the benefit of creditors;

(g)	The appointment of a receiver in equity for Tenant's property if such appointment is not vacated or satisfied within thirty (30) days from the date of such appointment;

(h)	The appointment of a trustee or receiver for Tenant's property in a reorganization, arrangement or other bankruptcy proceeding if such appointment is not vacated or set aside within thirty (30) days from the date of such appointment;

(i)	Tenant's filing of a voluntary petition in bankruptcy or for reorganization or arrangement or the filing of an involuntary petition in bankruptcy or for reorganization or arrangement against Tenant if such petition is not vacated within thirty (30) days after the filing thereof; or

(j)	Tenant's filing of an answer admitting bankruptcy or agreeing to reorganization or arrangement.

10.2	Landlord's Remedies; Repossession, Removal and Reletting. In the event of a default as provided in, and subject to the notice and cure periods of, Section 10.1 above ("Event of Default") by Tenant, Landlord may take possession of the Leased Premises, remove Tenant's property and relet the Leased Premises. Any such repossession, removal and reletting shall not terminate this Lease or Tenant's obligations under this Lease, absent a notice of termination from Landlord, and any Default Damages and/or Reletting Costs, together with interest thereon as provided in Section 10.9, shall be paid by Tenant immediately upon notice. Upon any reletting, all rentals received by Landlord from such reletting shall be applied: first to the payment of Default Damages and Reletting Costs; second to the payment of Rent and any other indebtedness due and unpaid hereunder; and the remainder, if any, shall be held by Landlord and applied in payment of future Rent as it becomes due and payable hereunder. If the rentals received from such reletting during any month are less than the amounts to be paid by Tenant hereunder during that month, Tenant shall pay such deficiency to Landlord. Notwithstanding any reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for any previous Event of Default.

10.3	Landlord's Remedies; Termination of Lease and Immediate Recovery of All Damages. Following an Event of a Default by Tenant, Landlord may terminate this Lease effective immediately upon notice of termination to Tenant, and, in addition to any other remedy Landlord may have, Landlord immediately may recover from Tenant: (a) all Rent and other indebtedness due and unpaid hereunder; (b) all Default Damages; and (c) an amount equal to the Rent provided for in this Lease (which shall consist of the Rent at the annual rate payable at the time, including the amount paid or payable by Tenant as Additional Rent immediately preceding the termination of this Lease, as well as all projected increases in such Rent, based on the Minimum Rent provided for in this Lease and reasonably estimated Additional Rent, for all calendar years succeeding the termination of this Lease) for the remainder of the Term, discounted at the rate of four percent (4%) per annum, as liquidated damages. Such amount shall be immediately due and payable. Tenant's liability for the foregoing amounts shall survive any termination of this Lease.

10.4	Cure of Default for Tenant's Account. If there is an uncured Event of Default by Tenant, Landlord may cure the Event of Default for the account of Tenant. If, in curing such Event of Default, Landlord pays any sum of money or incurs any expense, such sum or expense so paid or incurred shall be reimbursed by Tenant upon demand by Landlord, and, until paid, shall bear interest from the date paid or advanced by Landlord at the rate provided in Section 10.9.

10.5	Expenses and Attorneys' Fees. The non-prevailing party shall pay the reasonable costs and expenses (including court costs and reasonable attorneys' fees) incurred by the prevailing party in successfully enforcing or defending any provision of this Lease against the non-prevailing party.

10.6	Non-waiver. Any action taken by Landlord under this Article 10 shall not operate as a waiver of any right that Landlord would otherwise have against Tenant for Rent or otherwise, and Tenant shall remain responsible to Landlord for any loss or damage suffered by Landlord by reason of an Event of Default. Either party's failure to exercise any right under this Lease in the event of a default by the other shall not prevent the non-defaulting party from thereafter exercising such right for the same or any other default. The non-defaulting party's rights and remedies hereunder are cumulative, and exercise by the non-defaulting party of any of its rights in the event of a default by the other shall not be deemed an election and shall not prevent the non-defaulting party from thereafter resorting to any remedy available to it hereunder or by law for the same or any other default.

10.7	Default by Landlord; Notification by Tenant. Landlord shall in no event be charged with default in the performance of any of its obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days after notice to Landlord by Tenant properly specifying wherein Landlord has failed to perform any such obligations; provided that if the matter that is the subject of the notice is of such a nature that the same cannot be corrected within thirty (30) days, then no default shall be deemed to have occurred if Landlord, before the expiration of the thirty (30) day period from the date of giving of notice by Tenant, commences to correct any such default and thereafter diligently prosecutes the same to completion. In no event shall Tenant be entitled to withhold the payment of Rent or to offset any amounts against Rent due as a result of Landlord's default. If Landlord shall fail to perform any of its obligations under this Lease and if Tenant shall, as a consequence thereof, recover a money judgment against Landlord, Tenant agrees that it shall look solely to Landlord's right, title and interest in and to the Real Estate and the Building and all proceeds therefrom for the collection of such judgment; and Tenant further agrees that no other assets of Landlord shall be subject to levy, execution or other process for the satisfaction of Tenant's judgment and that Landlord shall not be liable for any deficiency. In the event of a sale or other transfer of Landlord's interest in the Real Estate and the Building (except a mortgage or other transfer as security for a debt), the "Landlord" named in Part I (or, in the case of a subsequent transfer, the transferor) shall, after the date of such transfer, be automatically released from liability for the performance of any obligation occurring after the date of such transfer, and the transferee shall be deemed to have assumed all of such obligations.

10.8	Application of Payments; Acceptance of Checks. Landlord shall have the right to apply any payments made by Tenant to the satisfaction of any debt or obligation of Tenant to Landlord according to Landlord's sole discretion and regardless of the instructions of Tenant as to application of any such sum, whether such instructions be endorsed upon Tenant's check or otherwise, unless otherwise agreed by both parties in writing. The acceptance by Landlord of a check or checks drawn by others than Tenant shall in no way affect Tenant's liability hereunder nor shall it be deemed an approval of any assignment of this Lease by Tenant.

10.9	Interest as Additional Rent. Whenever in this Lease it is provided that a payment not made by Tenant when due, or by a specified date, shall thereafter bear interest, the rate of interest applicable in each such case from and after such due date or specified date shall be 18% per annum, and all such interest shall be deemed payable by Tenant as Rent under this Lease.

Article 11
DESTRUCTION OR CONDEMNATION

11.1	Destruction; Option to Terminate. In the event of Complete Destruction of the Leased Premises or Building, Landlord shall have the right to terminate this Lease by giving Tenant notice of such election within forty-five (45) days after the occurrence of the Complete Destruction, and this Lease shall terminate as of fifteen (15) days after the date such notice is given; provided that Minimum Rent and Additional Rent shall be abated as of the date of the Complete Destruction. In the event Landlord does not elect to terminate this Lease following a Complete Destruction of the Leased Premises, Landlord shall furnish to Tenant within sixty (60) days following such Complete Destruction, an estimate, as reasonably determined by Landlord's architect, of the time necessary to complete the repair and restoration of the Leased Premises. If such estimated period required for reconstruction is more than twelve (12) months after the date of such Complete Destruction of the Leased Premises, Tenant may terminate this Lease by providing notice of such termination to Landlord no later than fifteen (15) days from the date Tenant receives Landlord's notice of the estimated time required to restore the Leased Premises, which termination shall be effective upon receipt of Tenant's notice. If neither Landlord nor Tenant terminate this Lease pursuant to the foregoing provisions of this Section 11.1, or in the event of a Partial Destruction of the Leased Premises or the Building, Landlord, at its expense, shall promptly repair and restore the Leased Premises and the Building to substantially the same condition it was in prior to the Complete or Partial Destruction; provided that if a Complete or Partial Destruction of the Leased Premises occurs during the last year of the Term, then Landlord (or Tenant solely with respect to a Complete Destruction) shall have the right to terminate this Lease by giving the other party notice of such election within thirty (30) days after the occurrence of the Complete or Partial Destruction, and this Lease shall terminate as of the date fifteen (15) days after such notice is given.

11.2	Destruction; Abatement of Rent. In the event of a Complete or Partial Destruction of the Leased Premises, the Minimum Rent and Additional Rent, or a fair and equitable portion thereof (based upon the proportion that the square footage of unusable space bears to the total rentable square footage of the Building), shall be abated until such time as the Leased Premises is repaired and restored; provided that such Rent shall not be abated during any period that Landlord provides Tenant with comparable alternative space. Landlord's obligation to repair and restore includes the tenant finish work for which Landlord is required to maintain insurance pursuant to Section 9.1, but does not include personal property (including office equipment) or improvements installed or owned by Tenant.

11.3	Condemnation; Termination of Lease. If the entire Building or Real Estate, or such portion thereof as will make the remainder unsuitable for the use permitted by this Lease, is condemned by any legally constituted authority, or if a conveyance or other acquisition in lieu of such condemnation is made, then this Lease shall terminate as of the date possession is required by the condemnor.

11.4	Partial Condemnation; Repairs. In the event a portion of the Building or Real Estate is so condemned or conveyed, but the remainder is suitable (or through repair can be made suitable) for the use permitted by this Lease, Landlord shall promptly make the necessary repairs and this Lease shall not terminate.

11.5	Compensation. All compensation paid in connection with any condemnation shall belong to and be the sole property of the Landlord, except to the extent of any specific award to the Tenant for the taking of any trade fixtures or other tangible personal property or for moving expenses.

Article 12
ESTOPPEL CERTIFICATE, SUBORDINATION AND ATTORNMENT

12.1	Estoppel Certificates. Tenant shall, within ten (10) days after any request in writing from Landlord, execute, acknowledge and deliver to Landlord or any person or entity designated by Landlord a statement in writing in the form of Exhibit D attached hereto or such other form as may be reasonably required by the Mortgagee, prospective purchaser or other party requesting such statement certifying as to certain matters relating to this Lease, including, without limitation the fact that this Lease is unmodified, in full force and effect, and that there are no defenses or offsets thereto (or stating any modifications and claimed defenses or offsets), and the dates to which the Rent has been paid.

12.2	Default by Landlord; Copy of Notice to Mortgagee. Tenant agrees to give Mortgagee, by registered mail, a copy of any notice of default served upon Landlord, provided that prior to such notice of default Tenant has been notified of the existence of such Mortgagee's mortgage and the address of such Mortgagee. Tenant further agrees that if Landlord has failed to cure any such default within the time provided by Section 10.7, then Mortgagee shall have an additional thirty (30) days within which to cure such default, or if such default cannot be cured within that time, then such additional time as may be necessary to effect such cure if within such thirty (30) days Mortgagee has commenced and is diligently pursuing the remedies necessary to cure such default, including, without limitation commencement of foreclosure proceedings if necessary to effect such cure.

12.3	Subordination. This Lease is and shall be subordinate to all ground leases and underlying leases and to the lien of any mortgage or mortgages, or the lien resulting from any other method of financing or refinancing, now or hereafter affecting such leases and/or Landlord's leasehold interest in the Real Estate and/or the Building and to all advances made or hereafter to be made upon the security thereof; provided, however, that any such instrument shall recognize Tenant's right of non-disturbance so long as Tenant is not in default under this Lease. No instrument or act on the part of Tenant shall be necessary to effectuate the subordination provided for herein, but Tenant shall, nevertheless, execute and deliver such further instruments not inconsistent with the terms hereof subordinating this Lease to any such leases or mortgages as may be requested by any such landlord or mortgagee. Upon request by Landlord at any time, Tenant shall execute and deliver, within ten (10) days after such request, to any Mortgagee an agreement consistent with this Section 12.3 as may be reasonably requested by such Mortgagee.

12.4	Attornment. In the event any proceedings are brought for the foreclosure of any mortgage covering Landlord's leasehold interest in the Real Estate or the Building, Tenant shall attorn to the purchaser upon any sale resulting, directly or indirectly, from such proceedings and recognize such purchaser as the Landlord under this Lease.

Article 13
MISCELLANEOUS PROVISIONS

13.1	Governing Law. This Lease shall be governed by the laws of the State of Indiana.

13.2	Interpretation. The captions and article and section numbers appearing in this Lease are for convenience of reference only; they shall not be considered a part of this Lease, nor shall they modify, amend or in any way affect the interpretation of its provisions. This Lease contains the entire agreement between the parties and shall not be modified in any manner except by an instrument in writing executed by the parties hereto. When applicable, use of the singular form of any word shall mean or apply to the plural and the neuter form shall mean or apply to the feminine or masculine.

13.3	Severability. If any term or provision of this Lease shall be invalid or unenforceable, the remainder of this Lease nevertheless shall be valid and enforceable to the fullest extent permitted by law.

13.4	Notices. All notices, payments and demands that may or are required to be given by either party to the other hereunder shall be in writing and shall be deemed to be given when mailed by United States mail (certified or registered mail in the case of notices and demands), postage prepaid or sent by over-night commercial courier, delivery guaranteed, addressed to Tenant at Tenant's Notice Address or addressed to Landlord at Landlord's Notice Address. Any party may change its Notice Address from time to time by notice given as provided above.

13.5	Brokers. Tenant and Landlord represent and warrant that they have not dealt with any broker or similar person in connection with this Lease and/or the leasing of the Leased Premises. Each party shall indemnify the other from any liability for compensation payable to any broker or similar person claiming to have dealt with Tenant or Landlord, as the case may be, in connection with this Lease and/or the leasing of the Leased Premises.

13.6	Quiet Enjoyment. So long as no Event of Default currently exists, Tenant at all times during the Term shall have the peaceable and quiet enjoyment of possession of the Leased Premises without hindrance from Landlord or any parties lawfully claiming under Landlord, subject, however, to any ground lease, underlying lease, or mortgage or similar lien to which this Lease is subordinate and to the rights of any landlord or mortgagee (as applicable) thereunder.

13.7	Access. Landlord reserves the right to enter the Leased Premises in any emergency and at any and all reasonable times, and to inspect the same, and, as reasonably deemed necessary by Landlord, to alter, improve or repair the Leased Premises, the Building or the Real Estate on which the Building is located, without abatement of Rent; provided that, so long as no emergency exists, Landlord shall use commercially reasonable efforts to avoid materially interfering with the conduct of Tenant's business in the Leased Premises. Subject to the above, Tenant hereby waives as against Landlord: (a) any claim for damage for any injury or inconvenience to or interference with Tenant's business; (b) any loss of occupancy or quiet enjoyment of the Leased Premises; and (c) and any other loss occasioned; in any case as a result of Landlord's entry upon the Leased Premises pursuant to the terms and conditions of this Section.

13.8	Hazardous Substances.

(a)	Notwithstanding anything to the contrary set forth herein, Tenant shall not: (i) use or permit the use of the Leased Premises for the treatment or disposal of any Hazardous Substances; or (ii) store or use or permit the storage or use of any Hazardous Substance on the Leased Premises, except for such storage and usage of those types and minimal amounts of Hazardous Substances, as are ordinary, customary and necessary for the operations permitted under this Lease and stored and/or used in strict conformity with all applicable Environmental Laws; provided that Tenant or any other occupants of the Leased Premises shall not stockpile Hazardous Substances or otherwise store more Hazardous Substances on the Leased Premises than are ordinary, customary and necessary to conduct with reasonable dispatch the operations permitted under this Lease. All storage, usage, and transportation of Hazardous Substances shall be conducted in compliance with the Laws and Rules, and Tenant shall take all necessary and appropriate safety precautions in connection with such storage, usage, and transportation.

(b)	Tenant agrees to indemnify and hold harmless Landlord, and any party affiliated with Landlord, from and against any and all claims, judgments, liabilities, losses, costs, and expenses (including, without limitation, reasonable attorneys' fees and court costs) arising from, or in connection with: (i) any treatment, disposal, storage or usage of any Hazardous Substances in, on, or about the Leased Premises; or (ii) any transportation of any Hazardous Substances to or from the Leased Premises, whether or not such storage or usage constitutes a failure of Tenant fully to observe or perform its obligations under this Section or fully to comply with or observe the limitations and restrictions under this Section. The claims, judgments, liabilities, losses, costs, and expenses from and against which Tenant has agreed to indemnify and hold harmless Landlord, and any party affiliated with Landlord, under this Section shall include (without limitation) the following: (i) any obligation or liability of Tenant or Landlord under any Law to remove any Hazardous Substance or contaminated soil or groundwater, from the Leased Premises, the Building or the Real Estate, "clean up" any contamination of the soil or the groundwater in, on, or under the Building or the Real Estate, or perform any remediation of or for the Leased Premises, the Building or the Real Estate; (ii) all charges, fines, or penalties imposed by governmental authority or under any Law governing Hazardous Substances; and (iii) all claims by, and liabilities to, any third party.

13.9	Tenant's Options. In no event shall Tenant be entitled to exercise any option under this Lease, including, without limitation, an option to expand or contract the Leased Premises or an option to extend the Term, to the extent expressly provided for herein, in the event that as of the date of the notice of Tenant's exercise of such option or as of the date such option would otherwise take effect, an Event of Default exists.

13.10	Successors and Assigns. The provisions of this Lease shall apply to, bind and inure to the benefit of Landlord and Tenant and, subject to the limitations in Article 8, their respective successors and assigns.

13.11	Waiver of Trial by Jury. LANDLORD AND TENANT EXPRESSLY AND KNOWINGLY WAIVE AND RELEASE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER ON ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, TENANT'S USE OR OCCUPANCY OF THE LEASED PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE.

13.12	No Offer. The submission of this document is neither an offer to lease the Leased Premises nor an agreement by Landlord to reserve the Leased Premises for any Tenant. Landlord will not be bound to Tenant until Tenant has duly executed and delivered duplicate originals of this Lease to Landlord and Landlord has duly executed and delivered one (1) of those duplicate originals to Tenant.

13.13	Compliance with Law; Regulatory Changes. It is the parties' intent to comply strictly with all applicable Laws, including without limitation, Indiana State statutes, case laws, regulations or general instructions, in connection with this Lease. In the event there shall be a change in the Indiana State statutes, case laws, regulations or general instructions, the interpretation of any of the foregoing, the adoption of new federal or Indiana State legislation, any of which are reasonably likely to materially and adversely affect the manner in which either party may perform or be compensated for under this Lease or which shall make this Lease unlawful, the parties shall immediately enter into good faith negotiations regarding an arrangement or basis for compensation for the use of the Leased Premises furnished pursuant to this Lease that complies with the law, regulation, or policy and that approximates as closely as possible the economic position of the parties prior to the change. In addition, the parties hereto have negotiated and prepared the terms of this Lease in good faith with the intent that each and every one of the terms, covenants and conditions herein be binding upon and inure to the benefit of the respective parties. Accordingly, if any one (1) or more of the terms, provisions, promises, covenants or conditions of this Lease or the application thereof to any person or circumstance shall be adjudged to any extent invalid, unenforceable, void or voidable for any reason whatsoever by a court of competent jurisdiction or an arbitration tribunal, such provision shall be as narrowly construed as possible, and each and all of the remaining terms, provisions, promises, covenants and conditions of this Lease or their application to other persons or circumstances shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law. To the extent this Lease is in violation of applicable law, then the parties agree to negotiate in good faith to amend this Lease, to the extent possible consistent with its purposes, to conform to law.

13.14	OFAC Compliance. Subject to paragraph (d) below, Landlord and Tenant (each a "Party") each represents and warrants to the other that (a) it and each person or entity owning an interest in it is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury ("OFAC") and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the "List"), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation or Executive Order of the President of the United States, (b) none of the funds or other assets of such Party constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (c) no Embargoed Person has any interest of any nature whatsoever in such Party (whether directly or indirectly), (d) none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by law or that the Lease is in violation of law, (e) none of the funds of Landlord have been derived from any unlawful activity with the result that the investment in the Leased Premises is prohibited by law or that the Lease is in violation of law, and (f) each Party has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term "Embargoed Person" means any person,, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by law or Tenant is in violation of law.

(a)         Subject to paragraph (d) below, Tenant covenants and agrees (a) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (b) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this paragraph or the preceding paragraph are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, and (c) not to use funds from any "Prohibited Person" (as such term is defined in the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under the Lease.

Landlord covenants and agrees (a) to comply with all with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (b) to immediately notify Tenant in writing if any of the representations, warranties or covenants set forth in this paragraph or the preceding paragraph are no longer true or have been breached or if Landlord has a reasonable basis to believe that they may no longer be true or have been breached, and (c) not to use funds from any "Prohibited Person" as such term is defined in the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Tenant under the Lease.

(b)         Each Party hereby acknowledges and agrees that such Party's inclusion on the List at any time during the Term shall be a material default of the Lease. Notwithstanding anything herein to the contrary, neither Party shall knowingly permit the Leased Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Leased Premises by any such person or entity shall be a material default of the Lease notwithstanding that such use was not known by such Party.

(c)         This section entitled OFAC Compliance shall not apply to any person or entity to the extent that such person's or entity's interest in the Landlord or Tenant, as the case may be, is through a U.S. Publicly-Traded Entity. As used in this Agreement, "U.S. Publicly-Traded Entity" means a Person (other than an individual) whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such a person.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first written above.

LANDLORD:

FIRST INTERNET BANCORP

By:	/s/David Becker
David Becker, Chief Executive Officer

TENANT:
FIRST INTERNET BANK OF INDIANA

By:	/s/C. Charles Perfetti
C. Charles Perfetti, Senior Vice President

LIST OF EXHIBITS

Exhibit A-1	Real Estate

Exhibit A-2	Depiction of Leased Premises

Exhibit B	Tenant Improvement Workletter Agreement

Exhibit C	Letter Agreement

Exhibit D	Tenant Estoppel Certificate

Schedule I	Minimum Rent Schedule

EXHIBIT A

REAL ESTATE

Part of the Northwest Quarter of Section 6, Township 17 North, Range 5 East in Delaware Township, Hamilton County, Indiana, more particularly described as follows:

Commencing at the Southwest corner of the Southwest Quarter of Section 6, Township 17 North, Range 5 East; thence North 00 degrees 04 minutes 40 seconds West (assumed bearing) on the West line of said Southwest Quarter 83.82 feet, original Government Survey, (84.97 feet, measured) to the Southeast corner of the Southeast Quarter of Section 1, Township 17 North, Range 4 East; thence North 00 degrees 00 minutes 08 seconds East on the West line of said Southwest Quarter 1734.21 feet to a point which is 1819.18 feet Northerly of the Southwest corner of the Southwest Quarter and also being the Northwest corner of real estate described in Warranty Deed recorded in Deed Record 360, page 285 in the Office of the Recorder of Hamilton County, Indiana; thence South 88 degrees 59 minutes 52 seconds East on the North line of said real estate 73.51 feet; thence North 00 degrees 00 minutes 08 seconds East parallel with said West line 262.94 feet to the Southwest corner of real estate described in Instrument Number 8907678 in the Office of the Recorder of Hamilton County, Indiana; thence following the perimeter of said real estate the following 5 courses: 1) North 00 degrees 00 minutes 08 seconds East parallel with said West line 75.61 feet to a point on a non-tangent curve, the radius point of which lies 673.00 feet South 68 degrees 34 minutes 28 seconds East of said point; 2) Northeasterly, curving to the right on said curve, an arc distance of 118.86 feet to the point of tangency of said curve; 3) North 31 degrees 32 minutes 41 seconds East tangent with said curve 221.57 feet; 4) South 89 degrees 06 minutes 27 seconds East parallel with the South line of the Southwest Quarter 947.18 feet; 5) North 00 degrees 00 minutes 08 seconds East parallel with the West line of said Southwest Quarter 199.77 feet to the South line of the Northwest Quarter, said point being a Northwest corner of said real estate described in said Instrument Number 8907678 and also being the POINT OF BEGINNING of this description; thence North 88 degrees 33 minutes 56 seconds West along the South line of the Northwest Quarter 49.06 feet to the edge of water of an existing lake; thence following said edge of water the following 11 courses: 1) North 06 degrees 14 minutes 34 seconds East 48.44 feet; 2) North 01 degree 19 minutes 09 seconds West 165.91 feet; 3) North 04 degrees 29 minutes 12 seconds West 97.73 feet; 4) North 01 degree 20 minutes 05 seconds East 57.82 feet; 5) North 04 degrees 20 minutes 34 seconds West 52.09 feet; 6) North 03 degrees 14 minutes 54 seconds East 148.47 feet; 7) North 01 degree 07 minutes 09 seconds West 91.23 feet; 8) North 03 degrees 05 minutes 41 seconds West 134.46 feet; 9) North 25 degrees 17 minutes 52 seconds West 27.34 feet; 10) North 63 degrees 04 minutes 56 seconds West 90.23 feet; 11) North 87 degrees 11 minutes 22 seconds West 70.67 feet; thence departing said edge of water and running North 88 degrees 33 minutes 56 seconds West parallel to said South line of the Northwest Quarter 154.21 feet to the existing Southeast back of curb of USA Parkway; thence following said back of curb the following 10 courses: 1) an arc distance of 367.77 feet Northeasterly and Easterly along a curve to the right having a central angle of 49 degrees 10 minutes 32 seconds and a radius of 428.50 feet (said curve being subtended by a long chord bearing North 58 degrees 09 minutes 11 seconds East a distance of 356.59 feet); 2) an arc distance of 489.68 feet Easterly and Southeasterly along a curve to the right having a central angle of 65 degrees 21 minutes 51 seconds and a radius of 429.23 feet (said curve being subtended by a long chord bearing South 64 degrees 45 minutes 20 seconds East a distance of 463.55 feet); 3) an arc distance of 261.41 feet Southeasterly and Southerly along a curve to the right having a central angle of 34 degrees 39 minutes 52 seconds and a radius of 432.08 feet (said curve being subtended by a long chord bearing South 14 degrees 42 minutes 57 seconds East a distance of 257.44 feet); 4) South 03 degrees 28 minutes 30 seconds West 90.39 feet; 5) an arc distance of 113.42 feet Southerly along a curve to the left having a central angle of 13 degrees 04 minutes 24 seconds and a radius of 497.08 feet (said curve being subtended by a long chord bearing South 01 degree 31 minutes 51 seconds East a distance of 113.17 feet); 6) an arc distance of 106.00 feet Southerly along a curve to the left having a central angle of 12 degrees 15 minutes 23 seconds and a radius of 495.53 feet (said curve being subtended by a long chord bearing South 15 degrees 27 minutes 01 seconds East a distance of 105.80 feet); 7) an arc distance of 161.92 feet Southerly and Southeasterly along a curve to the left having a central angle of 21 degrees 58 minutes 50 seconds and a radius of 422.08 feet (said curve being subtended by a long chord bearing South 33 degrees 05 minutes 29 seconds East a distance of 160.93 feet); 8) South 43 degrees 37 minutes 00 seconds East 34.58 feet; 9) an arc distance of 80.49 feet Southeasterly and Southerly along a curve to the right having a central angle of 77 degrees 00 minutes 43 seconds and a radius of 59.88 feet (said curve being subtended by a long chord bearing South 05 degrees 31 minutes 49 seconds East a distance of 74.57 feet); 10) an arc distance of 86.87 feet Southerly along a curve to the left having a central angle of 31 degrees 12 minutes 22 seconds and a radius of 159.49 feet (said curve being subtended by a long chord bearing South 09 degrees 18 minutes 14 seconds West a distance of 85.80 feet) to the point at which the said back of curb of USA Parkway meets the South line of the Northwest Quarter of said Section; thence departing said back of curb and running North 88 degrees 33 minutes 56 seconds West along said South line 15.59 feet to the Northeast corner of aforementioned real estate described in said Instrument Number 8907678; thence continuing North 88 degrees 33 minutes 56 seconds West along said South line of the Northwest Quarter and the North line of said real estate described in Instrument Number 8907678 a distance of 527.58 feet to the POINT OF BEGINNING.

Exhibit A-1, Page 1

EXHIBIT B

TENANT IMPROVEMENT WORKLETTER AGREEMENT

Re:	Tenant Improvement Workletter Agreement for the Building located at 11201 USA Parkway, Fishers, Indiana.

Tenant: First Internet Bank of Indiana

Landlord: First Internet Bancorp

Tenant and Landlord are executing simultaneously with this Tenant Improvement Workletter Agreement (the "Workletter Agreement") a lease ("Lease"), covering the space referred to above, as more particularly described in the Lease ("Leased Premises"). All terms used herein with initial capital letters and not otherwise defined herein shall have the same meaning as in the Lease.

To induce Tenant to enter into the Lease and in consideration of the covenants hereinafter contained, Landlord and Tenant mutually agree as follows:

1.	Landlord shall, at its cost and expense and subject to and in accordance with the provisions of this Workletter Agreement, perform the following work in the Leased Premises, which work shall hereinafter be referred to as the "Work."

a.	See the 11201 USA Parkway Scope Letter dated March 6, 2013 attached hereto;

b.	___________________________________________________;

c.	___________________________________________________;

d.	___________________________________________________; and

e.	___________________________________________________.

2.	Changes in the Work may be made, without invalidating any part of the Lease or this Workletter Agreement, by written agreement between Landlord and Tenant hereinafter referred to as a "Change Order." Each Change Order shall be prepared by Landlord and signed by both Tenant and Landlord stating their agreement upon all of the following:

a.	The scope of the change in the Work;

b.	Any increase or decrease in the cost of the Work as a result of the change; and

c.	The manner in which the increase or decrease in the cost of the Work as a result of the change will be paid or credited (as applicable).

In no event shall any change be permitted without an executed Change Order.

3.	Prior to Tenant's occupancy of the Leased Premises, Tenant shall identify any Punch List Items and provide Landlord with a complete list of such Punch List Items as part of the Letter Agreement in the form of Exhibit C to the Lease.

Exhibit B, Page 1

4.	All materials and installations constructed for Tenant within the Leased Premises pursuant to this Workletter Agreement shall become the property of the Landlord upon installation. No refund, credit or removal of said items shall be permitted at the termination of the Lease, except for the removal of those items or improvements which Landlord requires Tenant to remove at the expiration or earlier termination of the Lease pursuant to Section 3.2 of the Lease.

5.	It is acknowledged that the Lease provides for the Commencement Date to occur when Landlord has "substantially completed" the Work to be performed by Landlord as set forth in Paragraph 3 above; provided, however, that if Landlord shall be delayed in substantially completing the Work as a result of the following ("Tenant Delays"):

a.	Tenant's failure to cooperate with Landlord to facilitate final approval of any plans for the work; or

b.	Tenant's request for changes in the Work that delay the completion of the Work;

Tenant's obligation to pay Minimum Rent and Additional Rent shall commence as of such earlier date, as reasonably determined by Landlord, on which the Leased Premises would have been substantially completed but for such Tenant Delays.

6.	No part of the Leased Premises shall be deemed unavailable for occupancy by Tenant, nor shall any work which Landlord is obligated to perform in such part of the Leased Premises be deemed incomplete for the purpose of the obligation to pay Minimum Rent and Additional Rent, solely due to the non-completion of details of construction, decoration or mechanical adjustments which are minor in character and the non-completion of which does not materially interfere with the Tenant's use of the Leased Premises ("Punch List Items").

7.	Tenant is responsible for all costs related to the repair and maintenance of any additional HVAC systems, appliances and equipment which are installed to meet Tenant's specific requirements. Tenant shall purchase a service contract for such equipment so that the equipment is covered by such service contract each year of the term of the Lease.

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Exhibit B, Page 2

This Workletter Agreement constitutes all of Landlord's agreement with Tenant with respect to the work to be performed by Landlord on Tenant's behalf in the Leased Premises, and no additional agreements or obligations shall be effective unless signed by both Landlord and Tenant.

LANDLORD:	TENANT:

FIRST INTERNET BANCORP	FIRST INTERNET BANK OF INDIANA

By:	By:
David Becker, Chief Executive Officer	C. Charles Perfetti, Senior Vice President

Schedule I, Page 1

SCHEDULE 1

Minimum Rent Schedule

Period:	Minimum Rent Per Square Foot	Minimum Annual Rent	Minimum Monthly Rent
The Term	$18.50	$282,199.00	$23,516.58

Schedule I, Page 1

EXHIBIT C

LETTER AGREEMENT

THIS AGREEMENT is made as of the ______ day of _______________, 2013, between FIRST INTERNET BANCORP (hereinafter referred to as "Landlord"), and FIRST INTERNET BANK OF INDIANA (hereinafter referred to as "Tenant").

WHEREAS, by that certain Office Lease (hereinafter called "Lease") made as of March ___, 2013, Landlord leased to Tenant certain premises (the "Leased Premises") known as Suite ____, in the Building located at 11201 USA Parkway, Fishers, Indiana, for an initial term of five (5) years, unless sooner terminated or extended as provided therein; and

WHEREAS, Landlord and Tenant now desire to set forth the Commencement Date and Expiration Date (as those terms are defined in the Lease) of the term of the Lease, and to acknowledge Tenant's acceptance of the Leased Premises.

NOW, THEREFORE, Landlord and Tenant do hereby agree as follows:

1.	The Leased Premises has been substantially completed in accordance with the terms of the Lease, excepting only: __________________________________________.

2.	Tenant has accepted possession of the Leased Premises.

3.	The term of the Lease commenced on ___________, 2013, and shall expire on __________, 20__, unless sooner terminated or extended as provided therein. All references in the Lease to the Commencement Date and Expiration Date shall mean the respective dates of commencement and expiration of the term of the Lease set forth in the preceding sentence.

4.	Except as hereby amended, the Lease shall continue in full force and effect.

5.	This Agreement shall be binding on the parties hereto, their heirs, executors, successors and assigns.

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Exhibit C, Page 1

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the day and year first above written.

LANDLORD:	TENANT:

FIRST INTERNET BANCORP	FIRST INTERNET BANK OF INDIANA

By:	By:
David Becker, Chief Executive Officer	C. Charles Perfetti, Senior Vice President

Exhibit C, Page 2

EXHIBIT D

TENANT ESTOPPEL CERTIFICATE

TO: __________________________________

1.	The undersigned is the tenant under that certain Lease dated ________________, 20__, by and between , as landlord ("Landlord"), and , as tenant (the "Lease"), covering those certain premises commonly known as the Building located at , __________________, Indiana (the "Leased Premises").

2.	The Lease is the only Lease or agreement between the undersigned and Landlord affecting the Leased Premises and has not been modified, changed, altered or amended in any respect (except as indicated following this sentence). If none, state "none."

3.	The undersigned has made no agreements with Landlord or its agents or employees concerning free rent, partial rent, rebate of rental payments or any other type of rental concession (except as indicated following this sentence). If none, state "none."

4.	The undersigned has accepted and now occupies the Leased Premises. The Lease term began ___________________, 20__, and rent has been paid to and including ___________________, 20__ in conformity with the Lease. No rent has been prepaid for more than one (1) month. The Minimum Rent being paid pursuant to the Lease is ______________ ($_________) per month. If the tenant's interest under the Lease has been assigned, or all or any portion of the Leased Premises is sublet, or any interest in the Lease or the Leased Premises has otherwise been transferred, the undersigned shall provide a copy of such assignment, sublease, or transfer document upon request.

5.	All alterations, improvements, additions, build-outs, or construction required to be performed by Landlord under the Lease have been completed.

6.	Except as specifically provided in the Lease, the undersigned does not have, (i) any option to extend the term of the Lease, or (ii) any right of first refusal, right of first opportunity or similar right to lease any additional space in the building in which the Leased Premises is located.

7.	The Lease does not contain, and the undersigned does not have, any outstanding options or rights of first refusal to purchase the Leased Premises or any part thereof or all or any part of the real property of which the Leased Premises is a part.

8.	No actions, whether voluntary or otherwise, are pending against the undersigned under the bankruptcy laws of the United States or any State thereof.

9.	The Lease is in full force and effect, and the undersigned currently has no valid defenses, counterclaims, off-sets, credits, deductions in rent, or claims against the enforcement of any of the agreements, terms, or conditions of the Lease.

10.	The person executing this Tenant Estoppel Certificate on behalf of the undersigned represents that he/she is duly authorized to execute the same on behalf of such party.

Exhibit D, Page 1

Dated this ________ day of __________________ , 20__.

TENANT:

By:
Printed:
Title:

Exhibit D, Page 2